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                               Exhibit List




10.1 Management Agreement entered into with Luther A. Harthun dated April 28, 1995.


10.2 Charles B. Miner, et al. v. Figgie, Jr., et al. and MacDavid v. Figgie, Jr., et al. settlement dated
     September 11, 1995.


27.0 Financial Data Schedule
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